Exhibit 10.34

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this [—] day of [—] by and between Autoliv, Inc., a Delaware corporation (the “Company”), and [—] (the “Executive”), to be effective as of the Effective Date, as defined in Section 1.

BACKGROUND

The Company desires to engage the Executive as [—] of the Company from and after the Effective Date, in accordance with the terms of this Agreement. The Executive is willing to serve as such in accordance with the terms and conditions of this Agreement. As of the date of execution of this Agreement, the parties have not yet determined where the Executive’s principal place of employment with the Company will be. Executive’s principal place of employment from and after the Effective Date shall be as specified on Exhibit A to this Agreement, to be attached and executed by the parties prior to the Effective Date.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Effective Date. The effective date of this Agreement (the “Effective Date”) shall be during the period [—] and [—] depending on the outcome of the recruitment of successor for the present position as [—].

2.	Employment. The Executive is hereby employed on the Effective Date as [—] of the Company. In his capacity as [—] of the Company, the Executive shall have the duties, responsibilities and authority commensurate with such position as shall be assigned to him by the Chief Executive Officer.

3.

Employment Period. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company from the Effective Date and thereafter unless and until terminated by the Company or the Executive (the “Employment Period”); provided, however, that (i) the Company must give the Executive written notice of termination of the Executive’s employment not less than [—] calendar months prior to such date of termination, and (ii) the Executive must give the Company written notice of termination of his employment not less than [—] calendar months prior to such date of termination; provided, further, however, that in the event of a termination by the Company for Cause pursuant to Section 10(b) hereof, the [—] notice requirement provided in clause (i) of the foregoing provision shall not apply and the Executive’s termination of employment shall be effective immediately. Notwithstanding the foregoing, the Executive’s employment shall automatically terminate on the earlier occurrence of the last day of the month preceding the Executive’s 65th birthday (“Retirement”).

4.

Extent of Service. During the Employment Period, the Executive shall use his best efforts to promote the interests of the Company and those of its subsidiary and associated companies and shall devote his full time and attention during normal business hours to the business and affairs of the Company and its subsidiary and associated companies. In addition, the Executive shall devote as much time outside normal business hours to the performance of his duties as may in the interests of the Company be reasonably necessary; provided, however, that the Executive shall not receive any remuneration in addition to that set out in Section 5 hereof in respect of his work during such time. During the Employment Period, the Executive shall not, without the consent of the Chief Executive Officer, directly or indirectly, either alone or jointly with or as a director, manager, agent or servant of any other person, firm or company, be engaged, concerned or interested in any business in a manner that would conflict with the Executive’s duties under this Section 4 (including holding any shares, loan, stock or any other ownership interest in any competitor of the Company), provided that nothing in this Section 4 shall preclude the Executive from holding shares, loan, stock or any other ownership interest in an entity other than a competitor of the Company as an investment.

5.	Compensation and Benefits.

(a)	Base Salary. During the Employment Period, the Executive shall receive a gross salary at the rate of [—] per year (“Base Salary”), less normal withholdings, payable in equal monthly installments as are or become customary under the Company’s payroll practices for its employees from time to time. The Compensation Committee of the Board (the “Compensation Committee”) shall review the Executive’s Base Salary annually during the Employment Period. Any adjustments to the Executive’s salary shall become the Executive’s Base Salary for purposes of this Agreement.

(b)	Bonus. During the Employment Period, the Executive shall be eligible to participate in the Company’s bonus plan for executive officers, if any, pursuant to which he will have an opportunity to receive an annual bonus based upon the achievement of performance goals established from year to year by the Compensation Committee (such bonus earned at the stated “target” level of achievement being referred to herein as the “Target Bonus”). Until otherwise changed by the Compensation Committee, the Executive’s Target Bonus shall be [—] of his Base Salary.

(c)	Equity Incentive Compensation. During the Employment Period, the Executive shall be eligible for equity grants under the Autoliv, Inc. Amended and Restated 1997 Stock Incentive Plan, or any successor plan or plans, having such terms and conditions as awards to other peer executives, as determined by the Compensation Committee, unless the Executive consents to a different type of award or different terms of such award than are applicable to other peer executives. Nothing herein requires the Compensation Committee to grant the Executive equity awards or other long-term incentive awards in any year.

(d)	Automobile. During the Employment Period, the Company shall provide the Executive with a company car. The Executive and his immediate family may also use the company car for personal purposes. The Company shall bear all petrol, maintenance and repair costs, as well as insurance costs and vehicle tax related to the Company car. The Executive shall, however, be liable for the payment of tax on the taxable benefit resulting from the right to use the company car for personal purposes.

(e)	Allowances. During the Employment Period, Executive shall be provided with allowances for housing, schooling and club dues as specified on Exhibit A to this Agreement, to be attached and executed by the parties prior to the Effective Date. Such allowances shall be subject to normal payroll deductions to the extent required by law. Such allowances shall be paid in accordance with the policies, practices and procedures of the Company as in effect from time to time.

(f)	Medical Benefits. During the Employment Period, the Executive, his spouse and significant others is entitled to the [—] Medical Care Insurance, or any successor arrangement or plan having similar terms and conditions.

(g)	Expenses. During the Employment Period, the Executive shall be entitled to receive payment or reimbursement for all reasonable traveling, hotel and other expenses incurred by him in the performance of his duties under this Agreement, in accordance with the policies, practices and procedures of the Company as in effect from time to time. The Executive shall provide the Company with receipts, vouchers or other evidence of actual payment of the expenses to be reimbursed, as requested by the Company.

(h)	Conditions of Employment. Normal conditions of employment as issued by the Company apply to the receipt of benefits under this Section 5.

6.	Holidays. During the Employment Period, the Executive shall be entitled to yearly holidays amounting to the legal minimum holiday days plus additional days.

7.	Pension. The Company shall pay pension premiums for defined contribution pension insurance with an amount equal [—] percent of the Executive’s Base Salary.

8.	Business or Trade Information. The Executive shall not during or after the termination of his employment hereunder disclose to any person, firm of company whatsoever or use for his own purpose or for any purposes other than those of the Company any information relating to the Company or its subsidiary or associated companies or its or their business or trade secrets of which he has or shall hereafter become possessed. These restrictions shall cease to apply to any information which may come into the public domain (other than by breach of the provisions hereof). In the event that the Executive does not comply with this Section 8, the Company shall be entitled to damages equal to six (6) times the average monthly Base Salary that the Executive received during the preceding twelve (12) months, if the Executive continues to be employed, or during the last twelve (12) months prior to his Date of Termination, if the Executive’s employment has terminated; provided, however, that nothing in this Section 8 shall preclude the Company from pursuing arbitration in accordance with Section 17 herein and seeking additional damages from the Executive in the event that the Company is able to demonstrate to the arbitrators that the value of the damages incurred by the Company due to the Executive’s violation of this Section 8 exceed the aggregate value of the damages paid by the Executive to the Company pursuant to the foregoing provision.

9.	Company Property. The Executive shall upon the termination of his employment hereunder for whatever reason immediately deliver to the Company all designs, specifications, correspondence and other documents, papers, the car provided hereunder and all other property belonging to the Company or any of its affiliated companies or which may have been prepared by him or have come into his possession in the course of his employment.

10.	Termination of Employment.

(a)	Death; Retirement. The Executive’s employment shall terminate automatically upon his death or Retirement.

(b)	Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. “Cause” for termination by the Company of the Executive’s employment shall mean (i) willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Chief Executive Officer of the Company and the Vice President of Human Resources establish to the Board by clear and convincing evidence that Cause exists, subject to Section 10(f) hereof.

(c)	Termination by the Executive. The Executive may terminate his employment during the Employment Period with Good Reason or without Good Reason. “Good Reason” shall mean the occurrence, without the Executive’s express written consent, of any of the following:

(i)	the assignment to the Executive of any duties inconsistent with the Executive’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect on the date hereof other than any such alteration primarily attributable to the fact that the Company may no longer be a public company;

(ii)	a reduction by the Company in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(iii)	the relocation of the Executive’s principal place of employment to a location more than 45 kilometers from the Executive’s principal place of employment on the Effective Date or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations;

(iv)	the failure by the Company to pay to the Executive any portion of the Executive’s current compensation within seven (7) days of the date such compensation is due;

(v)	the failure by the Company to continue in effect any compensation plan in which the Executive participates on the date hereof which is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed on the date hereof; or

(vi)	the failure by any successor to the business of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

A termination by the Executive shall not constitute termination for Good Reason unless the Executive shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event), and there shall have passed a reasonable time (not less than 30 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by the Executive. The Executive’s termination for Good Reason must occur within a period of 160 days after the occurrence of an event of Good Reason. The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. Good Reason shall not include the Executive’s death.

(d)

Notice of Termination. Any termination by the Company or the Executive of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifies the termination date. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(e)	Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated other than by reason of death, the end of the notice period specified in Section 3 hereof, or (ii) if the Executive’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Executive.

(f)	Dispute Concerning Termination. Any disputes regarding the termination of the Executive’s employment shall be settled in accordance with Section 17 hereof (including, without limitation, the provisions regarding costs and expenses related to arbitration). If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 10(f)), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of the arbitrators (which is not appealable or with respect to which the time for appeal there from has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

(g)	Compensation During Dispute. If the Date of Termination is extended in accordance with Section 10(f) hereof, the Company shall continue to provide the Executive with the compensation and benefits specified in Section 5 hereof until the Date of Termination, as determined in accordance with Section 10(f) hereof. Amounts paid under this Section 10(g) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement; provided, however, that in the event that the arbitration results in a determination that the Executive is not entitled to severance payments under the terms of this Agreement, then the Executive shall repay to the Company the compensation received by the Executive during the extended period pursuant to this Section 10(g).

11.	Obligations of the Company Upon Termination of Employment.

(a)	Termination by the Company Other Than for Cause; Termination by the Executive for Good Reason. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, or the Executive shall terminate employment for Good Reason, then, and only if within forty-five (45) days after the Date of Termination the Executive shall have executed a separation agreement and such separation agreement shall not have been revoked within such time period, within sixty (60) days after the Date of Termination (or such later date as may be required pursuant to Section 21(c) herein), the Company shall pay to the Executive a lump sum severance payment, in cash, equal to the sum of:

(i)	the Executive’s Base Salary as in effect immediately prior to the Date of Termination;

(ii)	the average of the annual non-equity incentive compensation awards earned by the Executive under any Company incentive plan in the prior two fiscal years ending immediately prior to the fiscal year in which the Date of Termination occurs, or if higher, the annual non-equity incentive compensation award earned by the Executive under any Company incentive plan in the fiscal year ending immediately prior to the fiscal year in which the Date of Termination occurs; and

(iii)	an amount equal to the sum of (A) the taxable value of the benefit of the Executive’s Company-provided car, and (B) the value of any pension benefits, in each case, that the Executive would have been entitled to had he remained in service for one (1) year following the Date of Termination. In addition, the Company shall pay all relevant social costs attributable to the lump sum severance payment described in clauses (i), (ii) and (iii) above, in accordance with relevant Swedish law.

(b)	Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive or the Executive’s legal representatives under this Agreement, other than such death benefits he or they would otherwise be entitled to receive under any plan, program, policy or practice or contract or agreement of the Company or its affiliated companies.

(c)	Retirement. If the Executive’s employment is terminated in connection with his Retirement during the Employment Period, this Agreement shall terminate without further obligations to the Executive; provided, however, that the Executive shall nonetheless be subject to the covenants set forth in Section 14 herein.

(d)	Cause; Voluntary Resignation. If the Executive’s employment is terminated by the Company for Cause during the Employment Period, or the Executive voluntarily resigns his employment without Good Reason, this Agreement shall terminate without further obligations to the Executive; provided, however, that the Executive shall nonetheless be subject to the covenants set forth in Section 14 herein.

12.

Non-Duplication of Benefits. Notwithstanding anything to contrary in this Agreement, the aggregate of any amounts payable to the Executive by the Company pursuant to Section 5 (including any compensation and benefits paid pursuant to such section during any applicable termination notice period pursuant to Section 3), Section 10(g) or Section 11 herein shall be offset and reduced to the extent necessary by any other compensation or benefits of the same or similar type payable under local laws of any relevant jurisdiction so that such other compensation or benefits, if any, do not augment the aggregate of any amounts payable to the Executive by the Company pursuant to Section 5 (including any compensation and benefits paid pursuant to such section during any applicable termination notice period pursuant to Section 3) or Section 11 herein. It is intended that this Agreement not duplicate benefits the Executive is entitled to under country “redundancy” laws or under the Company’s severance policy, if any, any related policies, or any other contracts, agreements or arrangements between the Executive and the Company.

13.	Change in Control. The Company and the Executive have executed a separate Change-in-Control Severance Agreement, dated as of [—] (“Change-in-Control Agreement”).

14.	Non-Competition Covenant; Payment for Non-Competition Covenant.

(a)	Except as provided in Section 14(b), during the twelve (12) months immediately following the termination of his employment with the Company, the Executive shall not (i) accept employment with a competitor of the Company in a capacity in which such competitor can make use of the confidential information relating to the Company that the Executive has obtained in his employment with the Company, (ii) engage as a partner or owner in such competitor of the Company, nor (iii) act as an advisor to such competitor (the “Non-Competition Covenant”).

(b)	The Non-Competition Covenant shall not apply:

(i)	in the event the Executive’s employment is terminated by the Company other than for Cause; or

(ii)	in the event the Executive resigns for Good Reason.

(c)	If the Executive does not comply with the Non-Competition Covenant when applicable, then (i) the Executive shall not be entitled to any benefits pursuant to Section 14(d) below during the period in which the Executive is not in compliance with such Non-Competition Covenant, and (ii) the Company shall be entitled to damages equal to six (6) times the average monthly Base Salary that the Executive received during the last twelve (12) months prior to the Date of Termination.

(d)	If the Non-Competition Covenant becomes operative, then the Company shall pay to the Executive, as compensation for the inconvenience of such Non-Competition Covenant, up to twelve (12) monthly payments equal to the Executive’s monthly Base Salary as in effect on the Date of Termination, less the monthly salary earned during such month by the Executive in a subsequent employment, if any; provided, however, that the aggregate monthly payments from the Company pursuant to this Section 14(d) shall not exceed sixty percent (60%) of the Executive’s annual Base Salary as in effect on the Date of Termination, and once the 60% aggregate amount has been paid, no further payments will be made under this Section 14(d). As a condition to the receipt of such payments, the Executive must inform the Company of his base salary in his new employment on a monthly basis. No payments will be made under this Section 14 after the Executive’s termination of employment by reason of his Retirement.

15.	Inventions.

(a)	The general nature of any discovery, invention, secret process or improvement made or discovered by the Executive during the period of the Executive’s employment by the Company (hereinafter called “the Executive’s Inventions”) shall be notified by the Executive to the Company forthwith upon it being made or discovered.

(b)	The entitlement as between the Company and the Executive to the Executive’s Inventions shall be determined in accordance with the current Act (1949:345) on the Right to Inventions made by Employees and the Executive acknowledges that because of the nature of his duties and the particular responsibilities arising therefrom he has a special obligation to further the interests of the Company’s undertaking.

(c)	Where the Executive’s Inventions are to be assigned to the Company, the Executive shall make a full disclosure of the same to the Company and if and whenever required to do so shall at the expense of the Company apply, singly or jointly with the Company or other persons as required by the Company, for letters patent or other equivalent protection in Sweden and in any other part of the world of the Executive’s Inventions.

16.	Entire Agreement. This Agreement takes effect in substitution of all previous agreements and arrangements whether written, oral or implied between the Company and the Executive relating to the employment of the Executive, without prejudice to any rights accrued to the Company or the Executive prior to the commencement of his employment under this Agreement.

17.	Disputes. Disputes regarding this Agreement (including, without limitation, disputes regarding the existence of Cause or Good Reason) shall be settled by arbitration in accordance with the Swedish Arbitration Act. The arbitration shall take place in Stockholm and, unless otherwise agreed to by both parties, there shall be three (3) arbitrators. The provisions on voting and cumulation of parties and claims in the Swedish Procedural Code shall be applied in the arbitration. All costs and expenses for the arbitration, whether initiated by the Company or by the Executive, including the Executive’s costs for solicitor, shall be borne by the Company, unless the arbitrators determine the Executive’s claim(s) to be frivolous and in bad faith, in which case the arbitrators may allocate costs as they deem fit. Any payments due to the Executive pursuant to the preceding sentence shall be made within fifteen (15) business days after delivery of the Executive’s written request for payment accompanied with such evidence of costs and expenses incurred as the Company reasonably may require.

18.	Governing Law. This Agreement shall be governed by and construed in accordance with Swedish law and, where applicable, the laws of any applicable local jurisdictions.

19.	Amendment. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board.

20.	Notices. All notices and other communications hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

If to the Company:	Autoliv, Inc.
Vasagatan 11, 7th Floor
SE-107 24 Stockholm
Sweden
Attention: Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

21.	U.S. Tax Code Section 409A. This Section 21 shall apply only in the event that the Executive is or becomes a taxpayer under the laws of the United States at any time during the Employment Period.

(a)	General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive as a result of the application of Section 409A of the Code.

(b)	Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of by reason of a Change in Control or the Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control or termination of employment, as the case may be, meet any description or definition of “change in control event” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a Change in Control or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “change in control event” or “separation from service,” as the case may be, or such later date as may be required by subsection (c) below. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(c)	Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which he is a “specified employee” (as defined in Code Section 409A and the final regulations thereunder), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Executive’s separation from service (or, if the Executive dies during such period, within thirty (30) days after the Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

(d)	Treatment of Installment Payments. Each payment of termination benefits under this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(e)	Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on the Executive’s execution and non-revocation of a release of claims, such as the separation agreement referenced in Section 11(a) hereof, such release must be executed and all revocation periods shall have expired within 60 days after the Date of Termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period.

(f)	Timing of Reimbursements and In-kind Benefits. If the Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement and if such payments or reimbursements are includible in the Executive’s federal gross taxable income, the amount of such expenses payable or reimbursable in any one calendar year shall not affect the amount payable or reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. The right to any reimbursement for expenses incurred or provision of in-kind benefits is limited to the lifetime of the Executive, or such shorter period of time as is provided with respect to each particular right to reimbursement in-kind benefits pursuant to the preceding provisions of this Agreement. No right of the Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

(g)	Timing of Tax Gross-Up Payments. If the Executive is entitled to be reimbursed for any taxes under this Agreement, such tax reimbursement payment shall be paid by the Company to the Executive no later than December 31 of the year after the year in which the related taxes are remitted to the applicable taxing authorities.

22.	Other Local Law Provisions. If the laws of the jurisdiction in which the Executive’s principal place of employment is located require special provisions to be included in an employment agreement of this type, or if the parties determine that any such local law provision would be advisable, this Agreement shall be amended to include such provision.

(signatures on following page)

IN WITNESS whereof this Agreement has been executed the day and year first above written,

AUTOLIV, INC.

Exhibit A

Principal Place of Employment and Allowances

As of the Effective Date, the Executive’s principal place of employment shall be at the location of [—].

Executive shall be provided with an annual housing allowance in the amount of [—].

Executive shall be provided with an annual allowance in the amount of [—] to apply to club dues.

Executive shall be provided with an annual schooling allowance for the children below 18 years, current allowances amount to [—].

All allowances above according to local market practice.

The allowances will be adjusted to local market practice depending on the future location of the Regional Head Office.